Exhibit 10.35

CAREPLUS LLC

360 West 3lst Street

New York, New York 10001

September 30, 2004

GeoPharma, Inc.

6950 Bryan Dairy Road

Largo, FL 33777-1608

Re:	Fees for Services

Gentlemen:

This letter will memorialize our prior agreement and understanding that CarePlus would compensate GeoPharma, Inc. (“GeoPharma”) for services that it performed for CarePlus in connection with restructuring the Pharmacy Benefit Management and Services Agreement dated March 23, 2000 between the companies.

In particular, GeoPharma

a)	assisted CarePlus in market research and pricing issues and in locating and choosing Pharmacy Data Management (“PDM”) to replace MaxorPlus, Ltd. as a contracting party;

b)	met with PDM, assisted CarePlus in structuring the agreement with PDM and in structuring the drug formulary under the new agreement;

c)	obtained significant benefits in negotiating with and contracting with Pharmacy Data Management (“PDM”) in connection with the Pharmacy Benefit Management And Services Agreement dated May 1, 2004 between CarePlus and GeoPharma, as amended (the “CarePlus Agreement”);

d)	consulted with CarePlus regarding the method and timing of the transition from MaxorPlus to PDM;

e)	assisted CarePlus in implementing the new relationship with PDM and in resolving various contract and administrative issues to facilitate a smooth transition to the new company, and

f)	incurred startup costs in connection with converting its billing, payment and other systems from MaxorPlus to PDM in connection with the CarePlus Agreement.

GeoPharma, Inc.

September 30, 2004

Pursuant to our agreement, upon execution of this letter agreement, CarePlus will pay $225,000 (the “Services Payment”) to GeoPharma to reimburse it for the above described services provided by, GeoPharma for CarePlus’ benefit.

In addition, as previously agreed to, CarePlus waives its claims for any future payments under the Bunny Vitamin Agreement dated April 14, 2004 between CarePlus and GeoPharma and releases GeoPharma from all obligations under such agreement.

By execution of this letter agreement GeoPharma agrees to accept the Services Payment and waiver of the payments under the April 14, 2004 Bunny Vitamin Agreement in full satisfaction of all claims and amounts owed by CarePlus to GeoPharma with respect to any and all matters whatsoever, provided, however, that nothing contained in this paragraph is intended to release CarePlus from its obligations to GeoPharma under the May 1, 2004 Pharmacy Benefit Management and Services Agreement, as amended, which will continue in full force and effect.

Further, by my execution of this letter, CarePlus acknowledges that the above services have been provided by GeoPharma to the complete satisfaction of CarePlus, and CarePlus releases any claims and/or possible claims, and acknowledges that it has no claims, against GeoPharma relating to and/or arising out of such services.

If the foregoing is acceptable to you, please sign a copy of this letter where indicated below and return an executed original to me for my files.

Very truly yours,

CAREPLUS LLC

By:	/s/ Karin Ajmani
Karin Ajmani, CEO

TERMS ACCEPTED AND AGREED TO:

GEOPHARMA, INC. (formerly Innovative Companies, Inc.)

By:	/s/ Carol Dore-Falcone
	Name:	Carol Dore-Falcone
	Title:	Vice President and Chief Financial Officer